Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Strong Sales Performance Continues through the 2nd Quarter

Ankeny, IA, December 6, 2011—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.99 in basic earnings per share for the second quarter of fiscal 2012 ended October 31, 2011 compared to $0.51 for the same period a year ago. Year to date, basic earnings per share were $2.02 versus $1.27 for the same period last year. After adjusting for costs associated with the hostile takeover attempt by Alimentation Couche-Tard, Inc., basic earnings per share last year would have been $0.81 for the quarter and $1.62 year to date. We are pleased with the second quarter results, despite the continued challenges impacting our industry,” stated President and CEO Robert J. Myers. “We experienced a favorable gas margin and strong inside sales, resulting in a 15.6% increase in total gross profit.”

Gasoline—The Company’s annual goal is to increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon. For the second quarter, same-store gallons sold were down 2.9%, adversely impacted by a 30.9% increase in retail gas prices from the same period a year ago. The favorable gasoline margin environment continued in the second quarter resulting in an average margin of 16.7 cents per gallon. “The average gasoline margin for the trailing four years is 14.2 cents per gallon,” said Myers. For the year, total gallons sold were up 6.1% to 755.9 million with an average margin of 16.9 cents, while gross profit rose 14.6%. Same-store gallons for the year were down 2.8%.

Grocery & Other Merchandise—Casey’s annual goal is to increase same-store sales 5.8% with an average margin of 32.8%. For the quarter, same-store sales rose 5.8% with an average margin of 32.5%. For the fourth consecutive quarter, the Company experienced double digit sales increases across all major areas of this category. As a result, total sales were up 15.8%. “Competitive cigarette pricing continued to impact the margin in the second quarter compared to the second quarter a year ago,” stated Myers. “However, our cigarette margin began to stabilize in the second quarter as we start to cycle against the more competitive landscape that began about a year ago.” Despite the margin pressure from cigarettes, gross profit dollars increased 14.3% for the quarter. For the six months ended October 31, 2011, same-store sales were up 6.0% with an average margin of 32.5%. Total sales for the year are up 15.5% to $723 million.

Prepared Food & Fountain—The goal for fiscal 2012 is to increase same-store sales 7.7% with an average margin of 61.8%. Same-store sales were up 14.2% for the quarter and 14.8% year to date. The average margin for the quarter was 59.5%, down from the same period a year ago, primarily due to a rise in commodity prices. “It is essential to have high quality prepared food offerings at competitive prices to meet the needs of our value oriented customer base,” said Myers. “This focus on our customers enabled us to increase sales by 20.2% and gross profit by 14.1% for the quarter, despite a decline in the margin,” said Myers. Year to date, total sales were up 20.6% to $252.7 million compared to the first six months last year, with an average margin of 60.4%.

Operating Expenses—Year to date, operating expenses increased 12.3% to $343.2 million. For the quarter, operating expenses were up 12.1%. After adjusting for the expenses associated with the unsolicited offer by Couche-Tard in the prior year, expenses increased 18.4% in the quarter and 17.8% at the six month mark. “The increase was driven primarily by operating 128 more stores this quarter and a $5.2 million increase in credit card fees compared to the same period a year ago,” stated Myers.

Expansion—The annual goal is to increase the total number of stores 4-6%. At the mid-year point, the Company had acquired 33 stores and completed 8 new-store constructions. “We are on pace to build approximately 30 stores by the end of the fiscal year,” said Myers. “The acquisition environment continues to be active, and we remain optimistic about our long-term opportunities.”

Dividend—At its December meeting, the Board of Directors declared a quarterly dividend of $0.15 per share. The dividend is payable February15, 2012 to shareholders of record on February1, 2012.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2011	2010	2011	2010
Total revenue	$1,782,518	1,349,519	$3,656,350	2,711,546
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,519,600	1,122,142	3,126,650	2,250,198

Gross profit	262,918	227,377	529,700	461,348
Operating expenses	171,832	153,263	343,248	305,649
Depreciation and amortization	23,432	20,041	46,327	39,604
Interest, net	8,777	8,195	17,711	10,722
Loss on early retirement of debt	—	11,350	—	11,350

Earnings before income taxes	58,877	34,528	122,414	94,023
Federal and state income taxes	21,245	12,836	45,391	35,045

Net earnings	$37,632	21,692	$77,023	58,978

Earnings per common share
Basic	$.99	.51	$2.02	1.27

Diluted	$.98	.51	$2.01	1.26

Basic weighted average shares outstanding	38,055,909	42,283,525	38,040,142	46,622,176
Plus effect of stock options	342,934	287,678	328,239	263,899

Diluted weighted average shares outstanding	38,398,843	42,571,203	38,368,381	46,886,075

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31,	April 30,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$86,200	$59,572
Receivables	19,752	20,154
Inventories	159,868	159,200
Prepaid expenses	2,007	1,180
Deferred income taxes	11,393	10,405
Income taxes receivable	—	43,376

Total current assets	279,220	293,887

Other assets, net of amortization	11,801	11,721
Goodwill	104,386	88,042
Property and equipment, net of accumulated depreciation of $818,012 at October 31, 2011, and of $777,342 at April 30, 2011	1,302,983	1,217,305

Total assets	$1,698,390	$1,610,955

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$600
Current maturities of long-term debt	5,845	1,167
Accounts payable	203,185	215,675
Accrued expenses	78,523	77,058
Income taxes payable	1,236	—

Total current liabilities	288,789	294,500

Long-term debt, net of current maturities	673,466	678,680
Deferred income taxes	230,206	203,078
Deferred compensation	13,715	13,858
Other long-term liabilities	19,156	16,943

Total liabilities	1,225,332	1,207,059

Total shareholders’ equity	473,058	403,896

Total liabilities and shareholders’ equity	$1,698,390	$1,610,955

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Six months ended 10/31/11	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$2,666,412	$722,987	$252,681	$14,270	$3,656,350
Gross profit	$128,009	$234,950	$152,501	$14,240	$529,700
Margin	4.8%	32.5%	60.4%	99.8%	14.5%

Gasoline gallons	755,911

Six months ended 10/31/10
Sales	$1,864,270	$626,106	$209,565	$11,605	$2,711,546
Gross profit	$111,661	$205,680	$132,431	$11,576	$461,348
Margin	6.0%	32.9%	63.2%	99.8%	17.0%

Gasoline gallons	712,117

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
					Fiscal						Fiscal
	Q1	Q2	Q3	Q4	Year		Q1	Q2	Q3	Q4	Year
F2012	-2.7%	-2.9%				F2012	17.2 ¢	16.7 ¢
F2011	1.5	3.6	3.5%	-1.9%	1.6%	F2011	16.4	14.9	13.9 ¢	15.6 ¢	15.2 ¢
F2010	3.2	-0.7	-2.9	0.2	0.1	F2010	15.7	14.3	12.4	13.1	13.9

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
					Fiscal						Fiscal
	Q1	Q2	Q3	Q4	Year		Q1	Q2	Q3	Q4	Year
F2012	6.2%	5.8%				F2012	32.5%	32.5%
F2011	2.0	6.9	5.8%	4.8%	4.6%	F2011	32.8	32.9	30.9%	32.1%	32.2%
F2010	6.4	1.9	1.7	3.1	3.3	F2010	34.3	34.1	32.7	33.1	33.6

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
					Fiscal						Fiscal
	Q1	Q2	Q3	Q4	Year		Q1	Q2	Q3	Q4	Year
F2012	15.3%	14.2%				F2012	61.2%	59.5%
F2011	2.4	7.2	10.5%	11.8%	7.7%	F2011	63.8	62.7	62.1%	60.2%	62.2%
F2010	6.6	3.4	1.4	5.3	4.2	F2010	63.8	64.6	62.8	64.1	63.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 7, 2011. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.